Exhibit (a)(1)(B)

TENDER AND PROXY FORM
and
DEED OF TRANSFER OF CRUCELL N.V. REGISTERED ORDINARY SHARES

Terms not defined in this tender and proxy form and deed of transfer of Crucell N.V. registered ordinary shares (Tender and Proxy Form) shall have the same meaning as in the offer document dated 8 December 2010 relating to the recommended cash offer by JJC Acquisition Company B.V. for (i) all issued and outstanding ordinary shares and (ii) all issued and outstanding American depositary shares, each representing one ordinary share, of Crucell N.V.

Holders of registered ordinary shares in the capital of Crucell N.V. (aandelen op naam; Registered Shares) may, pursuant to this Tender and Proxy Form, tender such Registered Shares as set out in Section 6.3.2 of the Offer Document, and will also be deemed to concurrently grant a Proxy as set out in Section 6.5.2 of the Offer Document, unless such holder of Ordinary Shares affirmatively specifies otherwise in this Tender and Proxy Form.

Before deciding what course of action to take, holders of Registered Shares should carefully review the Offer Document. If you have any questions in relation to the actions to be taken, if the Registered Shares you own are not free and clear of encumbrances and third party rights (for example rights of pledge or usufruct), if you are not allowed to dispose of your Registered Shares (for example your property is under administration), or if you have any additional questions in relation to the acceptance of the Offer, please contact Georgeson, Inc., at 00800 1020 1200 (toll-free) or + 44 (207) 019 7003.

A completed Tender and Proxy Form can be submitted, including proof of identity (e.g. a copy of your passport or driver’s licence), during the acceptance period (which begins at 9:00 hours Dutch time on 9 December 2010 and, unless extended, ends at 17:45 hours Dutch time on 16 February 2011) to ING Bank N.V., Bijlmerplein 888, 1102 MG Amsterdam (Dutch Settlement Agent) (Attention Sjoukje Hollander/Remko Los), or by fax +31 (0)20 5636959.

1a  Confirmation of tender

I hereby tender the following number of Registered Shares at € 24.75 per Share, together with all rights attaching or relating thereto, which I own on the date hereof (Tendered Shares) and irrevocably instruct their transfer via the Dutch Settlement Agent in order to accept the Offer in accordance with the terms and subject to the conditions and restrictions contained in the Offer Document.

Number of Shares tendered for the Offer	Cash amount (€)
Tendered Shares

1b  Concurrent granting of Proxies, unless specified otherwise

You will be deemed to concurrently grant a Proxy with respect to all of your Tendered Shares, unless you affirmatively specify otherwise below. Your Proxy will be used to vote to resolve to approve, at the Post Offer EGM (to take place after Settlement), a resolution of the Crucell Management Board approved by the Crucell Supervisory Board to transfer the business of Crucell to the Offeror or to an Affiliate of the Offeror and to enter into the Business Purchase Agreement. There are no further steps required in order for you to grant your proxy. Only in case you wish to tender your shares, but you do not wish to grant a Proxy, you are required to indicate this below.

I do not grant for the following number of Tendered Shares a Proxy to the Offeror:

Number of Tendered Shares NOT granting a Proxy	Shares

2.	Shareholder’s details

Details of the shareholder tendering Registered Shares (Tendering Shareholder):

Name (first name and surname):

Address:

Postal/zip code:

City:

Account number:

IBAN code:

The Dutch Settlement Agent must be provided with all the information requested on this Acceptance Form, in order to enable it to deliver the cash in relation to the Offer.

3.	Representations and warranties

The Tendering Shareholder undertakes, represents and warrants to the Offeror, on the date that the Tendered Shares are tendered through and including the Settlement Date, subject to the proper withdrawal of any such tender, that:

A. the tender of the Tendered Shares constitutes an acceptance by the Tendering Shareholder of the Offer with respect to the Tendered Shares, on and subject to the terms and conditions and restrictions contained in the Offer Document;

B. the Tendering Shareholder has full power and authority to tender, sell and deliver (leveren), the Tendered Shares (together with all rights attaching thereto) and, when the same are purchased by the Offeror for cash, the Offeror will acquire the Tendered Shares, with full title guarantee and free and clear of any encumbrances, third party rights and restrictions of any kind;

C. the Tendering Shareholder has not entered into any other agreement to tender, sell or deliver (leveren) the Tendered Shares to any party other than the Offeror;

D. the Tendered Shares are being tendered in compliance with the restrictions as set out in Section 1 (Restrictions) of the Offer Document and imposed by the securities and other applicable laws and/or regulations of the jurisdiction(s) to which the Tendering Shareholder is subject, and no registration, approval or filing with any regulatory authority of such jurisdiction is required in connection with the tender of the Tendered Shares; and

E. the Tendering Shareholder has properly completed this Tender and Proxy Form and attached valid proof of identity.

4.	Deed of Transfer

The Tendering Shareholder and the Offeror agree on the delivery (levering) of the Tendered Shares on the terms set out below, subject to the conditions and restrictions contained in the Offer Document, the terms of which are incorporated herein by reference, subject to the Offer being declared unconditional by the Offeror (gestanddoening).

The Tendering Shareholder hereby tenders and irrevocably instructs the delivery of the Tendered Shares to the Offeror via the Dutch Settlement Agent, together with all rights attaching or relating thereto, in accordance with the terms of the Offer, subject only to the withdrawal right provided in the Offer Document.

This Tender and Proxy Form constitutes a deed of transfer (akte van levering) of the Tendered Shares and will be kept by the Dutch Settlement Agent until the Settlement Date. In the event that the Offer will not be declared unconditional this Tender and Proxy Form will be returned to the Tendering Shareholder and the transfer contemplated by this Tender and Proxy Form as described will not take place.

The transfer of ownership will occur at the time of the Settlement Date in line with the Offer Document, under the condition that the Offer is declared unconditional. To that end this Tender and Proxy Form will also be signed by the Offeror or its attorney-in-fact (gevolmachtigde). Subsequently, Crucell N.V. will be requested in writing to acknowledge and confirm the transfer containing the acknowledgement of the transfer of Registered Shares by this Tender and Proxy Form. After the transfer the parties cannot claim the annulment or cancellation of this Tender and Proxy Form or the delivery of the Registered Shares transferred by this Tender and Proxy Form.

This deed is governed by Dutch law.

Signature of the Tendering Shareholder:

name:
date:

Signature of husband/wife/registered partner of the Tendering Shareholder, if applicable:

name:
date:

Signature on behalf of JJC Acquisition Company B.V. (for acceptance).

name:
date:

Crucell N.V. hereby, pursuant to article 2:86c of the Dutch Civil Code, acknowledges the foregoing transfer of the Crucell N.V. Shares and shall record the same in its register of shareholders.

Signature on behalf of Crucell N.V.

name:
date:

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